Offer to Purchase for Cash

All Outstanding Shares of Common Stock
of
Creative Host Services, Inc.
at
$3.40 Net Per Share
by
Yorkmont Five, Inc.,
a wholly owned indirect subsidiary of
Compass Group USA Investments, LLP

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON THURSDAY, MARCH 25, 2004, UNLESS THE OFFER IS EXTENDED.

February 26, 2004

To Our Clients:

      Enclosed for your consideration is an Offer to Purchase dated February 26, 2004 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with amendments or supplements thereto, collectively constitute the “Offer”) relating to the Offer by Yorkmont Five, Inc., a California corporation (“Purchaser”) and a wholly owned indirect subsidiary of Compass Group USA Investments, LLP, a Delaware limited liability partnership (“Parent”), to purchase all outstanding shares of common stock, no par value (the “Shares”), of Creative Host Services, Inc., a California corporation (the “Company”), at a price of $3.40 per Share, net to the Seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is the Letter to Shareholders of the Company from the President and Chief Executive Officer of the Company accompanied by the Company’s Solicitation/ Recommendation Statement on Schedule 14D-9.

      WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF THE SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

      We request instructions as to whether you wish to tender any or all of the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

      Your attention is directed to the following:

1. The offer price is $3.40 per Share net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer.

2. The Offer is being made for all outstanding Shares.

3. The Board of Directors of the Company has unanimously (a) determined that the Merger Agreement (as defined below) and the transactions contemplated by the Merger Agreement, including the Offer and the Merger (as defined below), are fair to, and in the best interest of, the Company’s shareholders, (b) approved and adopted the Merger Agreement, the Option Agreement (as defined in the Offer to Purchase), the Offer and the Merger and (c) recommended that the holders of the Shares accept the Offer and tender their Shares pursuant to, and subject to the terms and conditions of, the Offer.

4. The Offer is being made under the terms of an Agreement and Plan of Merger dated February 18, 2004, as amended (the “Merger Agreement”), among Parent, Purchaser and the Company, under which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned indirect subsidiary of Parent (the “Merger”). At the effective time of the Merger (the “Effective Time”) each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Purchaser or the Company or by shareholders, if any, who are entitled to and properly exercise dissenters’ rights under California law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest.

5. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Thursday, March 25, 2004 (the “Expiration Date”), unless the Offer is extended by the Purchaser, in which event the term “Expiration Date” shall mean the latest time at which the Offer, as so extended by the Purchaser, will expire.

6. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date that number of Shares that would represent at least 90% of the Shares outstanding on the date of purchase (the “Minimum Condition”). As described in the Offer to Purchase, upon the occurrence of certain events, Purchaser may reduce the number of Shares required to be tendered to 49.9%. The Offer is also subject to the receipt of consents from counterparties to customer contracts, as well as the satisfaction of various other conditions. See Section 14 of the Offer to Purchase.

7. Any stock transfer taxes applicable to a sale of Shares to the Purchaser will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

8. Tendering shareholders whose Shares are registered in their own names and who tender Shares directly to the Depositary will not be obligated to pay brokerage fees or commissions to the Depositary, or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 9 of the Letter of Transmittal.

      Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the Expiration Date.

      If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the attached instruction form. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

      Payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by Computershare Trust Company of New York (the “Depositary”) of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 2 of the Offer to Purchase, an Agent’s Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

      The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction to be designated by the Purchaser.

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Instructions With Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Creative Host Services, Inc.

             The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase dated February 26, 2004 (the “Offer to Purchase”), and the related Letter of Transmittal relating to shares of common stock, no par value (the “Shares”), of Creative Host Services, Inc., a California corporation.

      This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

Number of Shares to be Tendered(1):

             Shares

SIGN HERE

Signature(s)

Please Type or Print Name(s)

Please Type or Print Address(es)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

Dated: _________________, 2004

(1)	Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

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